Exhibit 99.1

GLYCOMIMETICS REPORTS THIRD QUARTER 2016 RESULTS AND PROGRESS IN CLINICAL DEVELOPMENT

ROCKVILLE, MD, November 4, 2016 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported progress on its clinical development programs and its financial results for the quarter ended September 30, 2016.

“For GlycoMimetics, the third quarter was highlighted by continued achievements in our clinical development programs, particularly with regard to GMI-1271, our clinical-stage E-selectin antagonist.   We announced initiation of a Phase 1 clinical trial of GMI-1271 in multiple myeloma, expanding potential uses of the drug candidate.   We continue to enroll the Phase 2 portion of the GMI-1271 AML trial in both newly diagnosed and relapsed/refractory patients.  We also announced the initiation of a Phase 1 clinical trial of our next drug candidate, GMI-1359, in healthy volunteers.  After the close of the quarter, we announced the acceptance of multiple abstracts for six posters and one oral presentation at ASH in December 2016.  With our new trial initiations and continued enrollment in our ongoing trials, we expect to be in a position to provide additional news on the clinical development of GMI-1271 and GMI-1359 in late 2016 and throughout 2017,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

Key Operational Highlights:

•

GlycoMimetics dosed the first patient in a Phase 1 clinical trial of GMI-1271 for multiple myeloma (MM) in September 2016. The multi-center, open-label dose escalation trial, which has begun in Ireland, is designed to measure the efficacy, safety and pharmacokinetics of GMI-1271 in combination with bortezomib-based chemotherapy among patients who have been diagnosed with MM and have not responded well to standard chemotherapy.

•

GlycoMimetics initiated dosing in a Phase 1 clinical trial of its next drug candidate, GMI-1359, in healthy volunteers. GMI-1359 is a small molecule drug candidate that simultaneously inhibits both E-selectin and CXCR4. In this first-in-humans trial, volunteer participants will receive a single injection of GMI-1359, after which they will be evaluated for safety, tolerability, pharmacokinetics and pharmacodynamics over 16 days. The randomized, double-blind escalating dose study is being conducted at a single site in the United States.
•

We continue to recruit and dose patients in the Phase 2 portion of our clinical study evaluating GMI-1271 in AML in both newly diagnosed and relapsed/refractory patients at 8 active sites in the United States, Ireland and Australia. Having recently been granted fast track status by the FDA for GMI-1271 in this indication, GlycoMimetics plans to continue to engage with the FDA to discuss clinical and manufacturing planning as the program progresses.

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GlycoMimetics also recently announced that six posters and one oral presentation on data from three of the company’s clinical programs will be presented at the American Society of Hematology’s Annual Meeting in December 2016.

Third Quarter 2016 Financial Results:

•	Cash position: As of September 30, 2016, the Company had cash and cash equivalents of $45.3 million as compared to $46.8 million as of December 31, 2015.
•

Revenue: Revenue for the three-month periods ended September 30, 2016 and 2015 was not material.  There were no milestone or royalty payments due from Pfizer during the three months ended September 30, 2016 or 2015.

•

R&D Expenses: The Company’s research and development expenses increased to $5.9 million for the quarter ended September 30, 2016 as compared to $5.0 million for the third quarter of 2015. The increase was due to higher costs associated with the clinical trials for GMI-1271 in AML and MM and for GMI-1359 in healthy volunteers, partially offset by a decrease in expenses related to manufacturing and process development for GMI-1271.

•

G&A Expenses: The Company’s general and administrative expenses decreased to $2.0 million for the quarter ended September 30, 2016 as compared to $2.1 million for the third quarter of 2015.  The decrease was related to slightly lower legal expenses, patent fees and commercial research fees.

•	Shares Outstanding: Shares outstanding as of September 30, 2016 were 23,063,430.

About GMI-1271

GMI-1271 is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. Preclinical research points to the drug's potential role in moving cancerous cells out of the protective environment of the bone marrow where they hide and escape the effects of chemotherapy. In preclinical studies using animal models of AML, the results of which were presented at meetings of the American Society of Hematology (ASH), GMI-1271 was also associated with a reduction of chemotherapy-induced neutropenia and chemotherapy-induced mucositis.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  Since E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow, we believe that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that affect the bone marrow such as AML and MM, as compared to targeting CXCR4 alone. In December 2015 at the annual meeting of the American Society of Hematology, we presented preclinical data suggesting that GMI-1359 may enhance the ability of chemotherapy to target and improve survival rates in patients with a high-risk form of mutated AML.

About Rivipansel

GlycoMimetics’ most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease.  Using our expertise in carbohydrate chemistry and knowledge of carbohydrate biology, we are developing a pipeline of proprietary glycomimetics that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. We believe this represents an innovative approach to drug discovery to treat a wide range of diseases.  GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the Company’s drug candidates and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on February 29, 2016, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$18	$—	$18	$20,035

Costs and expenses:
Research and development expense	5,921	5,038	17,221	18,089
General and administrative expense	1,984	2,133	6,352	5,844
Total costs and expenses	7,905	7,171	23,573	23,933

Loss from operations	(7,887)	(7,171)	(23,555)	(3,898)

Other income	32	3	74	10

Net loss and comprehensive loss	$(7,855)	$(7,168)	$(23,481)	$(3,888)

Net loss per share – basic and diluted	$(0.34)	$(0.38)	$(1.14)	$(0.20)
Weighted average shares – basic and diluted	23,049,347	19,025,623	20,638,129	18,999,705

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$45,283	$46,803

Working capital	41,104	39,497

Total assets	48,011	48,462

Total liabilities	6,259	7,991

Total stockholders' equity	41,751	40,472